Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       Jack Jaiven
               nStor Technologies, Inc.
               Tel  561.640.3105
               E-mail:  jack@cenrec.com

   nStor Technologies, Inc. Announces Sales of Remaining Marketable Securities

SAN DIEGO, April 9, 2002 - nStor Technologies, Inc. (AMEX: NSO) announced that it had received cash proceeds of approximately $1.3 million from recent sales of the remaining marketable securities, which it received as part of the previously announced Halco investment transaction. The Company believes that it now has sufficient cash and other financial resources to effectively operate until it achieves positive cash flows from operations. The Company added that it expects to operate on a positive cash flow basis commencing during the third quarter of 2002.

About nStor Technologies

Headquartered in San Diego, California, nStor Technologies, Inc. designs, develops and manufactures direct attached and SAN-ready data storage enclosures and storage management software used in storage solutions for open systems computing operations that include Windows NT, Windows 2000, Unix, Macintosh and Linux platforms. nStor markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information about nStor can be found by visiting the company's web site at www.nstor.com.


This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimated", "project", "expect", "anticipate", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, results of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor is a registered trademark of nStor Technologies, Inc.